UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): May 28, 2014

Virtus Oil & Gas Corp.

(Exact Name of Registrant as Specified in its Charter)

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Nevada	000-54526	46-0524121
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1517 San Jacinto Street, Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 806-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 28, 2014, Virtus Oil & Gas Corp., a Nevada corporation (the “Company”), entered into a Consulting Agreement, effective as of June 1, 2014, with Brett A. Murray & Associates, Inc., a Colorado corporation (“BMA”). Pursuant to the Consulting Agreement, BMA will provide certain consulting services with respect to the Company’s 87.5% working interest in oil and gas leases covering an aggregate 55,477.50 acres in Iron County, Utah (the “Property”). Initially, Brett A. Murray, President of BMA, will serve as the Chief Operations Officer of the Company with respect to the Property, as the principal contact for BMA. Mr. Murray will oversee all services performed by BMA under the Consulting Agreement, unless BMA designates another person with at least 45 days advance notice to the Company. BMA will be paid a fee of $9,000 per month during the term of the Consulting Agreement. In addition, BMA will be entitled to receive up to 2,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), to be issued on the following schedule: 125,000 shares of Common Stock on June 1, 2014; 375,000 shares of Common Stock on June 1, 2015; and 250,000 shares of Common Stock on each six-month anniversary thereafter, up to a total of 2,000,000 shares. The Consulting Agreement must remain in effect on the date any installment of shares is to be issued, in order for BMA to be eligible to receive such installment.

BMA is also eligible to receive certain commission compensation for sourcing agreements or transactions that result in the Company acquiring by lease or purchase a working interest, royalty interest or other ownership interest in any mineral lease or other mineral rights. Pursuant to the Consulting Agreement, BMA is entitled to commission compensation equal to 8% of the gross purchase price paid in cash or drilling commitments by the Company pursuant to the underlying contract, less brokerage and other professional fees for sourcing agreements or transactions that result in the sale, lease or other disposition of certain oil and gas properties. The Company will also assign to BMA a 1% overriding royalty interest with respect to lease agreements on the Property, free and clear of all transportation expenses and other deductions.

The Consulting Agreement has an initial one-year term and will automatically renew for successive one-year periods unless earlier terminated. The Consulting Agreement may be terminated (i) immediately by the Company for “cause,” (ii) upon at least 30 days’ written notice by either party for any reason during the initial one-year term, or (iii) upon at least 60 days’ written notice by either party during any renewal term. If the Consulting Agreement is terminated for any reason, BMA will not be eligible to receive any shares of Common Stock not previously issued to BMA as of the date of termination. The Consulting Agreement defines “cause” as the commission of fraud against the Company, or the misappropriation, theft or embezzlement of the assets of the Company, or the performance of illegal or fraudulent acts, criminal conduct, or willful misconduct materially injurious to the business of the Company. The Consulting Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no family relationship between Mr. Murray and any director or executive officer of the Company, and there is no transaction between Mr. Murray and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Effective as of June 1, 2014, Mr. Murray assumed the position of Chief Operating Officer of the Company. Mr. Murray recently worked for Gunnison Energy Corporation, an Oxbow Company owned by William Koch for the last two years as Land Manager and part of his Senior Management Team. Prior to GEC, Mr. Murray spent two years at Anschutz Exploration Corporation where he was heavily involved with a 1.4 billion dollar divesture and project manager for another $114MM Bakken divesture. Mr. Murray was involved with multiple divestitures and business development of approximately 150,000 acres and nearly $80MM in transactions while Land Manager for Sundance Energy Australia Limited for three years. His depth of land knowledge and business development background will be vital to the Company now and in the future.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Consulting Agreement dated as of June 1, 2014 by and between Virtus Oil & Gas Corp. and Brett A. Murray & Associates, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS OIL & GAS CORP.

Date: June 2, 2014	By:	/s/ Rupert Ireland
Rupert Ireland, President

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